Exhibit 21.1

Subsidiaries of American Realty Capital Healthcare Trust III, Inc.

Name	Jurisdiction
American Realty Capital Healthcare III Operating Partnership, LP	Delaware
ARHC TRS Holdco III, LLC	Delaware
ARHC DDLARFL01, LLC	Delaware
ARHC DDHUDFL01, LLC	Delaware
ARHC RACLWFL01, LLC	Delaware
ARHC RMRWLTX01, LLC	Delaware
ARHC DMDCRGA01, LLC	Delaware
ARHC MHCLVOH01, LLC	Delaware
ARHC PPLVLGA01, LLC	Delaware
ARHC CHCOLIL01, LLC	Delaware
ARHC CHCOLIL01 TRS, LLC	Delaware
ARHC CCGBGIL01, LLC	Delaware
ARHC VAGBGIL01, LLC	Delaware
ARHC ACRICKY01, LLC	Delaware
ARHC WLWBYMN01, LLC	Delaware
ARHC GFGBTAZ01, LLC	Delaware
ARHC LMFMYFL01, LLC	Delaware
ARHC BMWRNMI01, LLC	Delaware
ARHC MMJLTIL01, LLC	Delaware
ARHC Quad Cities Portfolio Member, LLC	Delaware
ARHC UPMUSIA01, LLC	Delaware
ARHC UPMOLIL01, LLC	Delaware